Exhibit 99.1

Operator of MVP Enters Into Consent Agreement with PHMSA

Providing Transparency to Reassure Public Confidence and Reinforce MVP Integrity

Canonsburg, PA (October 3, 2023) – On Tuesday, October 3, 2023, the Pipeline and Hazardous Materials Safety Administration (PHMSA) issued a Consent Order incorporating the terms of a Consent Agreement entered into by PHMSA and Equitrans Midstream as the operator of the Mountain Valley Pipeline (MVP) project. The product of a successful informal consultation between PHMSA and Equitrans, the Consent Agreement resolves the Notice of Proposed Safety Order (NOPSO) that PHMSA issued to Equitrans on August 11, 2023, for the MVP project.

In accordance with the terms of the Agreement, Equitrans and Mountain Valley Pipeline, LLC (Mountain Valley) agree with PHMSA that transparently outlining the steps being taken by the MVP project team to responsibly complete construction is of critical importance and will reinforce public confidence in the safe operation of the pipeline. The terms of the Consent Agreement are not expected to have a material impact on the total project cost or schedule.

"The terms of this Consent Agreement are directly aligned with Equitrans’ core values, which include continually striving to go above and beyond regulatory compliance requirements,” said Diana Charletta, Equitrans’ president and chief operating officer. “Importantly, the Agreement outlines actions that are designed to reassure the public of MVP’s integrity and demonstrates our commitment to safe, responsible construction and in-service operations. Safety has been, and will remain, MVP’s top priority, and we are committed to meeting or exceeding all applicable regulations to ensure the safety of our communities, employees, contractors, and assets.”

Key Safety Highlights of the Consent Agreement Include:

•	Enhancing MVP’s existing coating, remediation, and inspection processes by:

o	Authorizing KTA-Tator, Inc. (KTA), a well-established engineering firm with expertise in the evaluation of protective coatings for numerous applications, to serve as the independent, third-party party pipeline coating expert

o	Accepting KTA’s endorsement of MVP’s pipeline coating procedures and authorizing MVP to continue implementing those procedures throughout the project’s remaining construction phase

o	Authorizing KTA to continue conducting a comprehensive field audit of MVP’s pipeline coating activities, including the deployment of multiple inspectors to observe ongoing coating assessment and remediation and the performance of adhesion testing at each spread

•	Accelerating MVP’s previously planned series of inline inspections to verify the integrity of the pipeline

•	Accelerating the regulatory timeline for conducting comprehensive cathodic protection surveys

In accordance with the project's comprehensive pipeline integrity program, previously approved by federal and state agencies, the MVP project team has been proactive in its approach to pipeline safety and integrity. Mountain Valley will continue to work closely with PHMSA and other regulators to maintain its high standards of safety and environmental stewardship as the project enters its final construction phase.

About Mountain Valley Pipeline

The Mountain Valley Pipeline (MVP) is a proposed underground, interstate natural gas pipeline system that spans approximately 303 miles from northwestern West Virginia to southern Virginia. Subject to regulatory oversight by the Federal Energy Regulatory Commission, the MVP will be constructed and owned by Mountain Valley Pipeline, LLC, Series A – a joint venture of Equitrans Midstream Corporation; NextEra Capital Holdings, Inc.; Con Edison Transmission, Inc.; WGL Midstream MVP LLC; and RGC Midstream, LLC. The MVP was designed to transport clean-burning natural gas from the prolific Marcellus and Utica shale regions to the growing demand markets in the Mid-Atlantic and Southeast areas of the United States. Equitrans Midstream, primary interest owner, will operate the pipeline. From planning and development to construction and in-service operations – MVP is dedicated to the safety of its communities, employees, and contractors, and to the preservation and protection of the environment. Visit www.mountainvalleypipeline.info

Media inquiries:

Natalie Cox – VP, Communications and Corporate Affairs / ncox@equitransmidstream.com

Source: Equitrans Midstream Corporation